GEHL	[LOGO]

Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-6603
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Thomas M. Rettler
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY REPORTS RECORD THIRD QUARTER SALES;
NET INCOME INCREASES 39%

        WEST BEND, WI, October 24, 2005 – Gehl Company (NASDAQ NM: GEHL), a worldwide manufacturer and distributor of compact construction and agricultural equipment, today reported record third quarter net sales of $112.3 million for the quarter ended October 1, 2005, an increase of $24.8 million, or 28%, from 2004 third quarter net sales of $87.5 million. Net income for the quarter was $5.1 million, or $.47 per share, compared to net income of $3.6 million, or $.38 per share, earned in the third quarter of 2004, an increase of 39%.

        For the first nine months of 2005, Gehl reported net sales of $369.6 million, compared to $267.7 million for the comparable period of 2004, an increase of $101.9 million, or 38%. Net income of $15.6 million, or $1.47 per share, in the first nine months of 2005 compares to net income of $10.5 million, or $1.19 per share, for the first nine months of 2004. Net income for the first nine months of 2005 was negatively impacted by a one-time after tax warranty charge taken in the second quarter of $1.5 million, or $.14 per share, associated with purchased components that the Company incorporated into one of its product lines. The Company anticipates recovering a substantial portion of its costs associated with the warranty charge from its suppliers and.expects to record the recoveries in subsequent periods.

        Continued strength of the North American construction markets, including robust rental segment demand in the U.S., and market share gains in Europe, resulted in a strong third quarter for the Company. Construction equipment and agricultural equipment net sales were up 39% and 7%, respectively, for the quarter compared to the third quarter of 2004.

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Gehl Company
Gehl Company Reports Record Third Quarter Sales;
Net Income Increases 39%
October 24, 2005

        Income from operations in the 2005 third quarter of $8.5 million, or 7.6% of sales, compares to $5.2 million, or 6.0% of sales, in the third quarter of 2004. Gross profit rates in the quarter were 19.3% versus 20.5% in the comparable period of 2004. Higher material costs, although offset by selling price increases, combined with an unfavorable shift in the mix of product shipped during the quarter resulted in a lower gross profit rate. However, the decrease in the Company’s operating expenses as a percentage of sales for the third quarter more than made up for the gross margin rate decline. Total operating expenses for the third quarter of 2005 were $13.2 million. As a percentage of net sales, operating expenses for the quarter were 11.7% compared to 14.5% in the third quarter of 2004. Fixed cost leverage realized from the higher sales volume, coupled with a continued focus on expense control, led to this improvement.

        “We are pleased with our third quarter and year-to-date performance,” said William D. Gehl, Chairman and CEO. “Sales have remained strong as the majority of our product families experienced double digit sales growth for the quarter and first nine months of the year. Our third quarter results demonstrate that our compact equipment strategy focus and our vigilance on chasing costs out of the business continue to yield strong financial results.”

Stock Split and Equity Offering

        On July 25, 2005, the Company’s board of directors approved a three-for-two stock split, in the form of a 50 percent stock dividend. On August 24, 2005, the Company distributed one share of Gehl common stock for every two shares of common stock held by Gehl shareholders of record as of the close of business on August 10, 2005. Immediately following the stock split, the number of shares outstanding was 10,253,398.

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Gehl Company
Gehl Company Reports Record Third Quarter Sales;
Net Income Increases 39%
October 24, 2005

        On September 26, 2005, the Company completed a public offering of 2,395,000 shares of its common stock at a price to the public of $28.12. The offering included 1,748,125 primary shares sold by the Company and 646,875 secondary shares sold by one selling shareholder, Neuson Finance GmbH. The Company received approximately $46 million in net proceeds from the sale of shares by it in the offering, after deducting underwriting discounts, commissions and expenses. The Company used the net proceeds it received from the offering to repay debt outstanding under its credit facility. Immediately following the offering, the number of outstanding shares was 12,001,523.

Full Year Outlook

        Following the Gulf Coast hurricanes, the Company experienced modest increases in demand for product, in particular track loaders and compact equipment attachments. At the same time, transportation costs and supply chain disruptions had a mildly adverse impact. While energy costs have declined from their September peaks, they continue to remain high by historical standards and the Company expects that they will continue to impact its costs going forward. The Company continues to monitor the impact of the hurricanes on its business, but does not currently expect that they will have a significant impact on 2005 earnings.

        Based on the recent performance, order pattern and backlog, the Company reaffirms its net sales outlook for 2005 in the range of $465 million to $475 million and earnings per share guidance of between $1.80 and $1.87.

        Earnings per share listed in this news release are on a fully diluted basis.

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Gehl Company
Gehl Company Reports Record Third Quarter Sales;
Net Income Increases 39%
October 24, 2005

About Gehl Company

        Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; and Madison and Yankton, SD. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

Forward Looking Statements

        Certain statements included in this press release are “forward-looking statements”intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including the statements in the section entitled “Full Year Outlook,” are forward-looking statements. When used in this press release, words such as the Company “believes,” “anticipates,” “expects”, “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, any adverse change in general economic conditions, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives, market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel), energy and component parts, unanticipated difficulties in securing product from third party manufacturing sources, unanticipated impacts from the 2005 hurricanes that impacted the Gulf Coast region, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the ability of the Company to recover from its suppliers costs related to the one-time warranty charge for defective parts incurred in the second quarter of 2005, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any strategic or capital markets transactions effected by the Company, and employee and labor relations.

( MORE )

Gehl Company
Gehl Company Reports Record Third Quarter Sales;
Net Income Increases 39%
October 24, 2005

Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for fiscal year 2005 are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

( TABLES TO FOLLOW )

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Gehl Company
Gehl Company Reports Record Third Quarter Sales;
Net Income Increases 39%
October 24, 2005

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the Third Quarter Ended (unaudited)		For the Nine Months Ended (unaudited)
	October 1, 2005	September 25, 2004	October 1, 2005	September 25, 2004
NET SALES	$112,310	$87,470	$369,552	$267,656
Cost of goods sold	90,588	69,545	297,343	213,308

GROSS PROFIT	21,722	17,925	72,209	54,348
Selling, general
and administrative expenses	13,185	12,664	44,010	37,724

INCOME FROM OPERATIONS	8,537	5,261	28,199	16,624
Interest expense	(1,423)	(632)	(4,440)	(1,876)
Interest income	1,019	518	3,223	1,418
Other (expense) income, net	(470)	288	(3,341)	(550)

INCOME BEFORE INCOME TAXES	7,663	5,435	23,641	15,616
Provision for income taxes	2,605	1,795	8,037	5,156

NET INCOME	$5,058	$3,640	$15,604	$10,460

NET INCOME PER SHARE
Diluted	$0.47	$0.38	$1.47	$1.19
Weighted average number of common
shares and common stock equivalents	10,838	9,623	10,614	8,775
Basic	$0.49	$0.39	$1.53	$1.23
Weighted average number of common
shares	10,327	9,297	10,173	8,505

Gehl Company
Gehl Company Reports Record Third Quarter Sales;
Net Income Increases 39%
October 24, 2005

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	October 1, 2005	December 31, 2004	September 25, 2004
ASSETS
Cash	$3,229	$5,262	$2,607
Accounts receivable - net	193,658	123,514	136,055
Finance contracts receivable - net	22,465	73,343	41,365
Inventories	41,758	38,925	34,342
Deferred income taxes	8,104	8,104	7,128
Prepaid expenses and other current assets	12,046	2,859	1,727

Total current assets	281,260	252,007	223,224
Property, plant and equipment - net	37,763	34,072	33,574
Goodwill	11,748	11,748	11,748
Other assets	26,701	10,373	5,216

Total assets	$357,472	$308,200	$273,762

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$79,676	$89,159	$69,530
Long-term debt obligations	63,272	69,467	60,050
Other long-term liabilities	12,957	11,866	12,550
Deferred income taxes	1,247	1,247	1,126
Total shareholders' equity	200,320	136,461	130,506

Total liabilities and shareholders' equity	$357,472	$308,200	$273,762

Gehl Company
Gehl Company Reports Record Third Quarter Sales;
Net Income Increases 39%
October 24, 2005

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Nine Months Ended
	October 1, 2005	September 25, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,604	$10,460
Adjustments to reconcile net income to net cash
used for operating activities:
Depreciation and amortization	4,158	3,685
Gain on sale of property, plant and equipment	(175)	(86)
Compensation expense for long-term incentive stock grants	169	--
Deferred income taxes	--	(616)
Cost of sales of finance contracts	1,677	269
Proceeds from the sales of finance contracts	139,423	57,318
Increase in finance contracts receivable	(89,870)	(96,646)
(Decrease) increase in cash due to changes in:
Accounts receivable - net	(71,770)	(43,779)
Inventories	(3,803)	(2,897)
Accounts payable	8,245	10,344
Remaining working capital items	(20,916)	5,293

Net cash used for operating activities	(17,258)	(56,655)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(8,063)	(2,151)
Proceeds from the sale of property, plant and equipment	360	2,174
Other	98	(138)

Net cash used for investing activities	(7,605)	(115)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit loans	(6,117)	33,553
Repayments of other borrowings - net	(20,287)	(139)
Proceeds from issuance of common stock	49,234	22,275

Net cash provided by financing activities	22,830	55,689
Net decrease in cash	(2,033)	(1,081)
Cash, beginning of period	5,262	3,688

Cash, end of period	$3,229	$2,607